Sub-Item 77C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders (the "Meeting") of FundVantage
Trust (the "Trust") was held on June 4, 2008 for the following purpose:

To elect five Trustees to the Board of Trustees of the Trust to hold office until each of their respective successors is duly elected and qualified.

All Trust shareholders of record at the close of business on March 26, 2008 were entitled to attend or submit proxies. As of the record date, the Trust had 12,975,229.98 shares outstanding. At the Meeting, shareholders elected all five of the nominees. The results of the voting for the proposal were as follows:

Robert J. Christian
For  12,602,599
Against  12,296
Abstain 0

Iqbal Mansur
For  12,602,599
Against 12,296
Abstain 0

Nicholas M. Marsini, Jr.
For 12,602,599
Against 12,296
Abstain 0

Donald J. Puglisi
For 12,602,599
Against 12,296
Abstain 0

Timothy G. Shack*
For 12,602,599
Against 12,296
Abstain 0

* Pursuant to a written consent of a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested" persons of the Trust as defined in the Investment Company Act of 1940, as amended, effective February 23, 2009, Timothy G. Shack resigned as a Trustee of the Trust and Stephen M. Wynne was elected and appointed to serve as a Trustee of the Trust, to serve in such position until his death, resignation, removal or disqualification.